As filed with the Securities and Exchange Commission on March 25, 2021

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

IMMUNOME, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0694340 (I.R.S. Employer Identification Number)

665 Stockton Drive, Suite 300

Exton, PA 19341

(610) 321-3700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Immunome 2008 Amended and Restated Equity Incentive Plan
Immunome 2018 Amended and Restated Equity Incentive Plan
Immunome, Inc. 2020 Equity Incentive Plan
Immunome, Inc. 2020 Employee Stock Purchase Plan

(Full title of the plans)

Purnanand D. Sarma

President and Chief Executive Officer

Immunome, Inc.

665 Stockton Drive, Suite 300

Exton, PA 19341
(610) 321-3700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Darrick M. Mix, Esq.

Justin A. Santarosa, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103
(215) 979-1206

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2008 Amended and Restated Equity Incentive Plan Common Stock, par value $0.0001 per share	393,473(2)	$0.62(3)	$243,953.26	$26.62
2018 Amended and Restated Equity Incentive Plan Common Stock, par value $0.0001 per share	767,990(4)	$1.32(5)	$1,053,346.80	$114.92
2020 Equity Incentive Plan Common Stock, par value $0.0001 per share	2,427,454(6)	$33.41(7)	$81,101,238.10	$8,848.15
2020 Employee Stock Purchase Plan Common Stock, par value $0.0001 per share	231,596(8)	$28.40(9)	$6,577,326.40	$717.59
Total	3,820,513		$88,975,864.80	$9,707.28

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Represents shares of common stock reserved for issuance upon the exercise of outstanding options granted under our 2008 Amended and Restated Equity Incentive Plan (the “2008 Plan”). The 2008 Plan has been terminated and no further grants will be made under the 2008 Plan. However, our 2008 Plan continues to govern the terms and conditions of the outstanding awards previously granted thereunder. Any shares subject to awards under the 2008 Plan that expire or terminate prior to exercise or settlement or are withheld to satisfy tax withholding obligations will be added to the number of shares then available for issuance under our 2020 Equity Incentive Plan (the “2020 Plan”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $0.62 per share, which is the weighted-average exercise price per share (rounded to the nearest cent) of the outstanding stock option awards under the 2008 Plan.

(4)	Represents shares of common stock reserved for issuance upon the exercise of outstanding options granted under our 2018 Amended and Restated Equity Incentive Plan (the “2018 Plan”). The 2018 Plan has been terminated and no further grants will be made under the 2018 Plan. However, our 2018 Plan continues to govern the terms and conditions of the outstanding awards previously granted thereunder. Any shares subject to awards under the 2018 Plan that expire or terminate prior to exercise or settlement or are withheld to satisfy tax withholding obligations will be added to the number of shares then available for issuance under the 2020 Plan.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $1.32 per share, which is the weighted-average exercise price per share (rounded to the nearest cent) of the outstanding stock option awards under the 2018 Plan.

(6)	Represents the aggregate number of shares of common stock under the 2020 Plan as of the date hereof. The 2020 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 Plan on January 1 of each year through and including January 1, 2030. The number of shares added each year will be equal to the lesser of: (i) 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year or (ii) such amount as determined by our board of directors.

(7)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee on the basis of $33.41, the average of the high and low prices of Registrant’s common stock as reported on the Nasdaq Capital Market on March 24, 2021.

(8)	Represents the aggregate number of shares of common stock under the 2020 Employee Stock Purchase Plan (the “2020 ESPP”) as of the date hereof. The 2020 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 ESPP on January 1 of each year. The number of shares added each year will be equal to the least of: (i) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, and, (ii) 1,000,000 shares; provided, that prior to the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii).

(9)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee on the basis of $33.41, the average of the high and low prices of Registrant’s common stock as reported on the Nasdaq Capital Market on March 24, 2021, multiplied by 85%, which is the percentage of the price per share applicable to purchase under the 2020 ESPP.

EXPLANATORY NOTE

Immunome, Inc. (the “Company”) has prepared this Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act, to register an aggregate of 3,819,333 shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), that may be issued pursuant to the Company’s Amended and Restated 2008 Equity Incentive Plan, as amended, the Company’s Amended and Restated 2018 Equity Incentive Plan, as amended, the Immunome, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) and the Immunome, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”). The 2020 Plan and the 2020 ESPP were approved by the stockholders of the Company on September 22, 2020.

PART I

Item 1.	Plan Information

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC:

A.	The registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 25, 2021; and

B.	The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A (File No. 001-39580), filed by the registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 30, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Our amended and restated certificate of incorporation that we adopted in connection with the closing of our initial public offering provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, our amended and restated certificate of incorporation provides that we may indemnify our directors, officers and other agents of the company to the fullest extent permitted by the laws of the State of Delaware and our amended and restated bylaws that we adopted in connection with the closing of our initial public offering provide that we are required to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware General Corporate Law. We entered into indemnification agreements with each of our directors and officers in connection with the closing of our initial public offering. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of our company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification. We expect to enter into a similar agreement with any new directors or officers.

Our amended and restated bylaws that we adopted in connection with the closing of our initial public offering provide that we may purchase and maintain insurance policies on behalf of our directors and officers against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. We have obtained directors’ and officers’ liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Immunome, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated October 6, 2020 (SEC File No. 001-39580)).
4.2	Amended and Restated Bylaws of Immunome, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated October 6, 2020 (SEC File No. 001-39580)).
4.3	Amended and Restated 2008 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 filed on September 9, 2020 (SEC File No. 333-248687)).
4.4	Amended and Restated 2018 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 filed on September 9, 2020 (SEC File No. 333-248687)).
4.5	2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to our Registration Statement on Form S-1/A filed on September 24, 2020 (SEC File No. 333-248687)).
4.6	2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to our Registration Statement on Form S-1/A filed on September 24, 2020 (SEC File No. 333-248687)).
5.1*	Legal opinion of Duane Morris LLP.
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Registrant.
23.2*	Consent of Duane Morris LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (set forth on the signature page to this Registration Statement).

* Filed herewith

Item 9.	Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Exton, Commonwealth of Pennsylvania, on March 25, 2021.

IMMUNOME, INC.

By:	/s/ Purnanand D. Sarma
Purnanand D. Sarma, Ph. D
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby designates, constitutes and appoints each of Michael Rapp and Purnanand D. Sarma, Ph.D. (with full power to each to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution (the “Attorneys-in-Fact”), for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), which amendments may make such changes in this Registration Statement as any Attorney-in-Fact deems appropriate, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such Attorney-in-Fact full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each signatory might or could do in person, and hereby ratifies and confirms all that said Attorneys-in-Fact or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their respective capacities and on the dates indicated.

Signature	Title	Date

/s/ Purnanand D. Sarma	President, Chief Executive Officer	March 25, 2021
Purnanand D. Sarma, Ph.D.	and Director (Principal Executive
Officer)

/s/ Diane Marcou	Interim Chief Financial Officer	March 25, 2021
Diane Marcou	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Michael Rapp	Chairman of the Board	March 25, 2021
Michael Rapp

/s/ Richard Baron	Director	March 25, 2021
Richard Baron

/s/ John LaMattina	Director	March 25, 2021
John LaMattina, Ph.D.

/s/ Michael Lefenfeld	Director	March 25, 2021
Michael Lefenfeld

/s/ Philip Wagenheim	Director	March 25, 2021
Philip Wagenheim

/s/ Michael Widlitz	Director	March 25, 2021
Michael Widlitz, M.D.